================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             CARDINAL HEALTH, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                                               PRELIMINARY DRAFT

[CARDINAL HEALTH LOGO]


                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD NOVEMBER 7, 2001

                             ----------------------

         Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the "Company"), will be held at the Company's corporate offices at 7000 Cardinal Place, Dublin, Ohio, on Wednesday, November 7, 2001, at 11:30 a.m., local time, for the following purposes:

         1. To elect five Directors, each to serve for a term of three years and until his successor is duly elected and qualified;

         2. To vote on a proposal to adopt amendments to the Company's Code of Regulations relating to delivery of notice, as permitted under Ohio law, of shareholders and directors meetings;

         3. To vote on a shareholder proposal to phase out PVC use in the manufacture of medical supplies, if such proposal is presented at the meeting; and

         4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.



         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE DIRECTORS LISTED IN ITEM 1, FOR ITEM 2 AND AGAINST ITEM 3.

         Only shareholders of record on September 10, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                  By Order of the Board of Directors.



                                                 PAUL S. WILLIAMS, Secretary


September 14, 2001


         SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE BY TELEPHONE OR INTERNET PURSUANT TO INSTRUCTIONS PROVIDED WITH THE PROXY CARD.

                                                               PRELIMINARY DRAFT

[CARDINAL HEALTH LOGO]


                                 PROXY STATEMENT


         This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (the "Company"), for use at the annual meeting of the shareholders of the Company (the "Annual Meeting") to be held on Wednesday, November 7, 2001, at the offices of the Company, located at 7000 Cardinal Place, Dublin, Ohio 43017, at 11:30 a.m. local time and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended June 30, 2001, are first being sent to shareholders of the Company on or about September 14, 2001.

         The close of business on September 10, 2001, has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding ________ common shares, without par value ("Common Shares"). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.

         The address of the Company's principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.


                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of thirteen members, divided into three classes, two classes of four members each and one class of five members. The Company's Restated Code of Regulations, as amended (the "Code of Regulations"), currently provides that the number of Directors may be increased or decreased by action of the Board of Directors upon the majority vote of the Board, but in no case may the number of Directors be fewer than nine or more than sixteen without an amendment to the Code of Regulations approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to the proposed amendment.

         At the Annual Meeting, the Company's shareholders will be asked to vote for the election of the five nominees hereinafter named, each to serve for a term of three years and until his successor is duly elected and qualified. (See PROPOSAL 1 below.) Common Shares represented by proxies, unless otherwise specified, will be voted for the named nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than five nominees.

         Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that such shareholder desires that the voting for election of Directors be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he holds, or to distribute his votes on the same basis among two or more nominees, as he sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy will vote the shares represented thereby and by other proxies held by them so as to elect as many of the five nominees named below as possible. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), broker non-votes will not be counted in favor of any nominee and, therefore, will not affect election results. The five nominees receiving the greatest number of votes will be elected Directors.

         Listed below are the names of those persons nominated for election as Directors of the Company (each is currently a Director of the Company), and of the Directors of the Company whose terms of office will continue after the Annual Meeting, their ages, principal occupations, occupations held during the past five years, other public companies of which they are directors (which are shown parenthetically), the year in which they first became a Director of the Company and the year in which their term as a Director is scheduled to expire (information provided as of September 10, 2001):

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

NAME                            AGE  PRINCIPAL OCCUPATION                                      DIRECTOR      TERM
----                            ---  --------------------                                      --------      ----
                                                                                                SINCE       EXPIRES
                                                                                                -----       -------
William E. Bindley.....         60   Chairman of Priority Healthcare Corporation, a           February       2001
                                     specialty pharmacy and biotech pharmaceutical               2001
                                     distributor; and Chairman of Bindley Capital Partners,
                                     LLC, a private equity limited liability company;
                                     Former Chairman, President and Chief Executive Officer
                                     of Bindley Western Industries, Inc. from June 1968
                                     through February 2001 (Priority Healthcare
                                     Corporation, Shoe Carnival, Inc.).

George H. Conrades......        62   Chairman and Chief Executive Officer of Akamai              1999        2001
                                     Technologies, Inc., a provider of global internet
                                     services, since April 2000; Partner in Polaris Venture
                                     Partners since August 1998; Former Executive Vice
                                     President of GTE from May 1997 through July 1998;
                                     Former Chairman and Chief Executive Officer of BBN
                                     Corporation from January 1994 through May 1997 (Akamai
                                     Technologies, Inc., Viacom Inc.).

Robert L. Gerbig.........       56   Retired Chairman and Chief Executive Officer of             1975        2001
                                     Gerbig, Snell/Weisheimer & Associates, Inc., an
                                     advertising agency.

Richard C. Notebaert....        54   President and Chief Executive Officer of Tellabs,           1999        2001
                                     Inc., a telecommunication systems company, since
                                     September 2000; Retired Chairman and Chief Executive
                                     Officer of Ameritech Corporation from April 1994
                                     through September 2000  (Aon Corporation, Sears,
                                     Roebuck and Co., Tellabs, Inc.).

Melburn G. Whitmire ..          61   Retired Vice Chairman of the Company.                       1994        2001

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

NAME                          AGE    PRINCIPAL OCCUPATION                                      DIRECTOR     TERM
----                          ---    --------------------                                      --------     ----
                                                                                                SINCE      EXPIRES
                                                                                                -----      -------
Regina E. Herzlinger....       57    Professor, Harvard University Graduate School of            1995       2002
                                     Business Administration (C.R. Bard, Inc., Deere &
                                     Company, Noven Pharmaceuticals, Inc., Schering-Plough
                                     Corporation).

J. Michael Losh..........      55    Chairman of Metaldyne Corporation, a manufacturer of        1996       2002
                                     components primarily for the automotive industry,
                                     since February 2001; Retired Chief Financial Officer
                                     of General Motors Corporation from 1994 through
                                     September 2000 (Metaldyne Corporation, H.B. Fuller
                                     Company).

John B. McCoy...........       58    Chairman of the Board of Corillian Corporation, a           1987       2002
                                     provider of internet-related financial services, since
                                     June 2000; Retired Chief Executive Officer of Bank One
                                     Corporation from 1984 through December 1999 (Corillian
                                     Corporation, Federal Home Loan Mortgage Corporation,
                                     SBC Communications, Inc.).

Michael D. O'Halleran..        50    President and Chief Operating Officer of Aon                1999       2002
                                     Corporation, an insurance brokerage, consulting and
                                     underwriting company (Aon Corporation).

Dave Bing.................     57    Chairman and Chief Executive Officer of The Bing            2000       2003
                                     Group, L.L.C., an automotive and industrial parts
                                     supplier and service provider (DTE Energy Company,
                                     Lear Corporation, Steelcase Inc.).

John F. Finn............       53    Chairman and Chief Executive Officer of Gardner,            1994       2003
                                     Inc., an outdoor power equipment distributor.

John F. Havens.............    74    Director Emeritus and Retired Chairman of Bank One          1979       2003
                                     Corporation, a bank holding company.

Robert D. Walter...........    56    Chairman and Chief Executive Officer of the Company         1971       2003
                                     (Bank One Corporation, Viacom, Inc.). (1)

---------------------------------------------

(1) Mr. Walter is an officer and director of various subsidiaries of the Company.

         Four regular meetings and one special meeting of the Company's Board of Directors were held during the fiscal year ended June 30, 2001. Each Director attended 75% or more of the meetings of the Board and Board committees on which he or she served.

         Messrs. Finn, Losh, McCoy and Walter are the current members of the Board's Executive Committee, which is empowered to exercise all powers and perform all duties of the Board of Directors when the Board is not in session other than the authority to fill vacancies among the Directors or in any committee of the Board. The Executive Committee did not meet during the last fiscal year, but acted two times by written action without a meeting as permitted by Ohio law.

         Messrs. Finn, Bing, Conrades, Gerbig, O'Halleran and Mrs. Herzlinger are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the

Company's annual audit, accounting policies, financial reporting, and internal controls. The Audit Committee met four times during the last fiscal year.

         Messrs. Losh, McCoy, Notebaert and Whitmire are the current members of the Board's Human Resources and Compensation Committee (the "Compensation Committee"), which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company, sales to employees of stock in the Company, and grants of stock-based incentives to employees, including options to purchase Common Shares. The Compensation Committee met five times during the last fiscal year and, as permitted by Ohio law, acted several times by written action without a meeting. Messrs. Losh, McCoy and Notebaert are current members of the Board's Human Resources and Compensation Subcommittee (the "Compensation Subcommittee") which was formed to act on matters relating to and affected by Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

         Messrs. McCoy, Bindley, Finn, Havens and Losh are the current members of the Board's Nominating Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to selection of nominees to serve on the Board and its various committees. The Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a Director of the Company. The Nominating Committee met four times during the last fiscal year.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A property which includes parts of the Company's former Columbus food distribution center is leased by the Company from a limited partnership in which the general partner is Mr. Walter and the limited partners include Mr. Walter. The Company has subleased this property to a third party at rentals substantially in excess of the rentals it is required to pay to the limited partnership. The Company has options to renew the lease for two additional terms through 2024. The rent payable by the Company currently is $92,000 per annum.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           All executive officers and Directors of the Company timely filed all reports required under Section 16(a) of the Exchange Act during the fiscal year ended June 30, 2001.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of September 10, 2001, by: (a) the Company's Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names:


                                                                             Number of
                                                                         Common Shares
Name of Beneficial Owner                                            Beneficially Owned    Percent of Class
------------------------                                            ------------------    ----------------
FMR Corp. (1)                                                               54,878,530
Robert D. Walter (2) (3)                                                     6,722,192
William E. Bindley (4) (6)                                                   3,835,296            *
Melburn G. Whitmire (5) (6)                                                  2,245,288            *
George L. Fotiades (3)                                                         391,785            *
James F. Millar (3)                                                            334,123            *
John B. McCoy (6) (7)                                                          119,995            *
Richard J. Miller (3)                                                           78,328            *
Robert L. Gerbig (6)                                                            76,963            *
John F. Havens (6) (8)                                                          54,591            *
John F. Finn (6) (9)                                                            46,315            *
Anthony J. Rucci (3)                                                            37,815            *
Richard C. Notebaert (6) (11)                                                   22,244            *
J. Michael Losh (6) (10)                                                        19,815            *
Regina E. Herzlinger (6)                                                        18,101            *
Michael D. O'Halleran (6)                                                       13,528            *
Dave Bing (6) (11)                                                              10,460            *
George H. Conrades (6) (11)                                                      7,869            *

All Executive Officers and Directors as a                                   14,883,008
   Group (12) (24 Persons)

----------

     * Indicates beneficial ownership of less than 1% of the outstanding Common Shares.

     (1) Based on information obtained from a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about February 13, 2001. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. has sole voting power with respect to 3,333,277 Common Shares and sole dispositive power with respect to all Common Shares held. The number of shares reported on the Schedule 13G has been split adjusted. The number of shares held by FMR Corp. may have changed since the filing of the Schedule 13G.

     (2) Includes 1,388,568 Common Shares held in Mr. Walter's grantor retained annuity trust.

     (3) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include outstanding options to purchase Common Shares which are exercisable within 60 days of September 10, 2001, as follows: Mr. Walter - 1,380,231 shares; Mr. Fotiades - 341,372 shares; Mr. Millar - 254,995 shares; Mr. Rucci
          - 0 shares; Mr. Miller - 59,867 shares.

     (4) Includes 584,405 Common Shares held in Mr. Bindley's grantor retained annuity trust, 36,372 Common Shares held in Mr. Bindley's charitable remainder trust, 63,174 Common Shares held in Mr. Bindley's account under the Profit Sharing Plan of Bindley Western Industries, Inc. & Subsidiaries and 6,685 Common Shares held by Mr. Bindley's wife.

     (5) Includes 19,006 Common Shares held by Mr. Whitmire and his wife as custodian for the benefit of their minor daughter and 305 Common Shares held in Mr. Whitmire's account under the Company's Directors Deferred Compensation Plan.

     (6) Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Mr. Walter) include outstanding options to purchase Common Shares which are exercisable within 60 days of September 10, 2001 as follows: Mr. Bindley - 583,600; Mr. Bing - 9,650 shares; Mr. Conrades - 7,717 shares; Mr. Finn - 23,512 shares; Mr. Gerbig - 13,841 shares; Mr. Havens - 27,630 shares; Mrs.

          Herzlinger - 18,101 shares; Mr. Losh - 13,921 shares; Mr. McCoy - 27,630 shares; Mr. Notebaert - 7,717 shares; Mr. O'Halleran - 6,028 shares; Mr. Whitmire - 6,107 shares.

     (7) Includes 6,436 Common Shares held in trust for the benefit of Mr. McCoy's son, 40,840 Common Shares held in Mr. McCoy's irrevocable trust and 1,019 Common Shares held in Mr. McCoy's account under the Company's Directors Deferred Compensation Plan.

     (8) Includes 26,034 Common Shares held in trust for the benefit of Mr. Havens' spouse and children and 927 Common shares held in Mr. Havens' account under the Company's Directors Deferred Compensation Plan.

     (9) Includes 1,032 Common Shares held by Mr. Finn's wife and 1,019 Common Shares held in Mr. Finn's account under the Company's Directors Deferred Compensation Plan.

     (10) Includes 1,500 Common Shares held in trust for the benefit of Mr. Losh's daughters and 1,019 Common Shares held in Mr. Losh's account under the Company's Directors Deferred Compensation Plan.

     (11) Includes Common Shares held under the Company's Directors Deferred Compensation Plan as follows: Mr. Bing - 810 shares; Mr. Conrades - 152 shares; Mr. Notebaert - 927 shares.

     (12) Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include outstanding options to purchase Common Shares which are exercisable within 60 days of September 10, 2001.


                             EXECUTIVE COMPENSATION

HUMAN RESOURCES AND COMPENSATION COMMITTEE AND SUBCOMMITTEE REPORT

The following Human Resources and Compensation Committee and Subcommittee Report and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Report or the performance graph by reference in such filing.

         The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the Company's executive officers. The Compensation Committee is comprised of Messrs. Losh, McCoy, Notebaert and Whitmire. The Human Resources and Compensation Subcommittee (the "Compensation Subcommittee"), which is comprised of Messrs. Losh, McCoy and Notebaert, acts upon matters relating to or affected by Section 16 of the Exchange Act or
Section 162(m) of the Internal Revenue Code. The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key executives and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:

         - A "pay-for-performance" orientation that differentiates compensation results based upon corporate, business unit and individual performance;

         - An emphasis on stock incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the long-term interests of shareholders;

         -        An objective of having an emphasis on total compensation vs.
                  cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels, if performance is superior;

         - Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon stock and other performance incentives; and

         - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation.

         The primary components of the Company's executive compensation program are (a) base salaries, (b) annual cash incentive opportunities and (c) long-term incentive opportunities in the form of stock options and restricted shares. This three-part approach enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Each primary component of executive pay is discussed below.

         The executive officers' and CEO's base salary, annual bonus target and award, and long-term incentives are reviewed at least annually to ensure market competitiveness and to assure satisfaction of the Company's objective of providing total executive pay which achieves the appropriate leverage of variable pay for performance and at-risk equity holdings. The Compensation Committee and Compensation Subcommittee have been advised by independent outside executive compensation consultants in their review of the executive officers' and Mr. Walter's compensation. In making their recommendations, the independent advisors considered the appropriate peer group of companies for the Company. The companies considered by the advisors include some of, but are not the same as, those in the Value Line Health Care Index utilized in the Shareholder Performance Graph set forth on page 13, and which represent a broader spectrum of wholesale, retail and manufacturing companies that the Compensation Committee and Compensation Subcommittee believe to be a more representative measure of the size, scope and complexity of the market for competitive executive talent.

         In reviewing compensation of the Company's executive officers for the fiscal year ended June 30, 2001 ("FY01") (including that of Mr. Walter), the Compensation Committee and Compensation Subcommittee considered multiple factors, including the Company's size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, expansive foreign operations, and total shareholder return. The Compensation Committee and Compensation Subcommittee also considered each executive officer's contribution toward positioning of the Company for future expansion and success. In addition, in establishing Mr. Walter's compensation for FY01, the Compensation Subcommittee considered the growth and expansion of the Company's business from previous years, continued increase in market capitalization, successful integration of previously acquired businesses, strategic positioning and continued business development activities, more diversified lines of business and geographically diverse work force. The Compensation Committee and Compensation Subcommittee observed that FY01 marked yet another record year financially for the Company.

         Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, and competitive, inflationary and internal equity considerations. In order to effectively recruit and retain key managers, the Company has adopted a base salary philosophy which takes into account competitive market compensation levels. In considering Mr. Walter's FY01 base salary, the Compensation Subcommittee considered the same factors as those considered for other executive officers.

         Annual Cash Incentives. Company executives are eligible to receive annual cash incentive awards pursuant to the Company's Management Incentive Plan ("MIP"). Targeted MIP incentive amounts, which are designed to provide competitive incentive pay, are established each year, with such amounts varying as a percentage of base salary depending upon each executive's level of responsibility and function. Performance objectives intended to focus attention on achieving key goals are established for the Company and for each significant business unit within the Company at the beginning of each fiscal year. These objectives include a specific target for Company earnings growth, which target was met for FY01. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other, more qualitative and developmental, criteria. For managers with primary staff or corporate responsibilities, 60% of the MIP amount is weighted to achievement of the Company's corporate performance objectives and 40% to achievement of individual performance objectives. For managers with primary operating unit responsibilities, 50% of the MIP amount is weighted to performance of the relevant business unit, 30% to achievement of individual performance objectives, and 20% to achievement of the Company's performance objectives. Incentive awards pursuant to the Company's MIP were approved by the Compensation Committee based upon these corporate, business unit and individual performance criteria. For FY01, the Company also utilized a President's Over-Performance

Plan ("POP") for eligible employees, including executives. The POP, which is designed to reward exceptional business unit and Company performance, provides for a maximum payment of up to an additional 50% of an employee's MIP target amount, provided 100% of the Company performance objectives have been achieved.

         Certain executive officers' bonuses are not paid in accordance with the MIP. Instead, their bonus is paid under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan"). The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add Section 162(m), which prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is an employee who, on the last day of the Company's taxable year, is the chief executive officer of the Company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). In anticipation that the deductibility of compensation paid to Mr. Walter and other executive officers could be affected by the Act, in August 1996, the Company's Board of Directors adopted the Performance-Based Plan, the material terms of the performance goals of which have been approved by the Company's shareholders. Compensation paid in accordance with the Performance-Based Plan generally will not be applied toward the Dollar Limitation. Messrs. Walter, Millar, Fotiades, Rucci and Miller were the covered employees for the Company's FY01. Under the terms of the Performance-Based Plan, and in accordance with Section 162(m), a maximum bonus potential level is set for each covered employee if the performance goals established by the Compensation Subcommittee are fully satisfied. The performance goals established by the Compensation Subcommittee under the Performance-Based Plan for the covered employees for FY01 were fully satisfied. As permitted by the Performance-Based Plan, the Compensation Subcommittee then considered other factors, including, without limitation, the results of the business unit managed by each such executive, in determining the amount of bonus paid to each covered employee for FY01, within the maximum award limits.

         Long-Term Stock Incentives. The Company has granted equity-based awards to its executives under the Company's Stock Incentive Plan (the "Stock Incentive Plan"), which was initially approved by the Company's shareholders in 1987, and the Company's Amended and Restated Equity Incentive Plan (the "Equity Incentive Plan"), which replaced the Stock Incentive Plan as to ongoing grants, and which was approved by the Company's shareholders in November 1995, and amendments to which were approved by the Company's shareholders in November 1998. The Stock Incentive Plan was, and Equity Incentive Plan is, designed to align a significant portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Stock Incentive Plan provided, and the Equity Incentive Plan provides, for the grant of several types of equity-based awards, including stock options and restricted shares.

         Although not required to do so, the Company has consistently made annual grants of stock options to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, multiple stock options, each granted with an exercise price equal to the market price for Common Shares on the date of the grant. Individual option grants are determined by the Compensation Committee or Compensation Subcommittee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager's level of responsibility increases. Because a primary purpose of granting stock options is to encourage positive future performance, when granting options the Compensation Committee and Compensation Subcommittee do not consider the number of options granted to an individual in previous years. The Company's standard stock option agreement contains provisions providing for forfeiture of the option or option value received in the event the option holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee and Compensation Subcommittee places a relatively heavy emphasis on stock options, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.

         Approximately 3,000 individuals below the executive officer level were granted stock options under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan during FY01. This program is an increasingly important element of the Company's efforts to identify, develop and motivate key employees who will sustain the Company's superior performance in the future. It also reinforces an entrepreneurial environment by providing real incentives for these employees to sustain and enhance the Company's long-term performance.

         Grants of restricted shares are intended to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership, and to deter recruitment of key Company managers by competitors and others. Unlike the Company's stock option program, restricted share grants are not made on an annual or other regularly established basis. Recipients of restricted share grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Committee or Compensation Subcommittee at the time of grant. Generally, restricted stock awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restriction period. Restricted stock awards are, in most instances, also forfeited by their terms if the recipient engages in certain behavior in competition with or contrary to the interests of the Company.

         Consistent with the Company's philosophy of linking total compensation to stock performance for all of its executive officers, a significant portion of Mr. Walter's overall compensation package is comprised of stock incentives. In November 2000, the Compensation Subcommittee granted Mr. Walter options to purchase 272,384 Common Shares with an exercise price of $66.08 per share (the split-adjusted market price on the date of grant) as part of the annual option grant made to Company executives. Consistent with the other options granted as part of the annual grant, these options vest on the third anniversary of the grant date and have a term of ten years. In making this grant, the Compensation Subcommittee considered several of the same factors as those considered for the other executive officers, including implementation of the Compensation Subcommittee's objective to more closely align the Company's stock incentive awards with those of the market. In addition, the Compensation Subcommittee took into account the Company's consistent, multi-year financial performance, its strong strategic positioning, and overall market competitiveness of Mr. Walter's total compensation package. All of the options granted to Mr. Walter during the fiscal year also contain provisions for forfeiture of the option or option value received in the event Mr. Walter engages in certain behavior in competition with or contrary to the interests of the Company.

         Impact of Internal Revenue Code Section 162(m). As discussed above,
Section 162(m) of the Internal Revenue Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of the Dollar Limitation. It is the Compensation Subcommittee's policy to minimize the effect of the Act on the Company's compensation expense. However, as a result of the Act, a non-material amount of compensation earned by certain covered employees was nondeductible in FY01, primarily as a result of the vesting of restricted shares granted in prior years. The Compensation Subcommittee reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

         Conclusion. As described above, the Company's executive compensation program provides a significant link between total compensation and the Company's performance and long-term shareholder value consistent with the compensation philosophies set forth above. This program is believed to be a significant factor in the Company's growth and profitability and the resulting long-term gains achieved by the Company's shareholders.

Submitted by the Human Resources and Compensation Committee and Subcommittee of the Board:

August 7, 2001
                  J. Michael Losh, Chairman           Subcommittee:
                  John B. McCoy                       J. Michael Losh
                  Richard C. Notebaert                John B. McCoy
                  Melburn G. Whitmire                 Richard C. Notebaert

EXECUTIVE COMPENSATION

         The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers.


                                                I. SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                                                                            AWARDS
                                                                      OTHER        RESTRICTED     SECURITIES        ALL
         NAME AND                                                     ANNUAL         STOCK        UNDERLYING       OTHER
    PRINCIPAL POSITION          FY -       SALARY        BONUS     COMPENSATION      AWARDS        OPTIONS      COMPENSATION
                               ENDED         ($)          ($)         ($)(1)        ($)(2)(3)       (#)(3)         ($)(4)
Robert D. Walter                2001       $968,847    $            $139,729(5)       -0-            272,384      $213,585 (6)
Chairman & Chief                2000        949,231    1,836,517      64,835(5)       -0-          1,425,000       206,924
Executive Officer               1999        824,808    1,794,375        -             -0-            322,500       201,944

James F. Millar                 2001       $590,385    $                -             -0-             94,578      $ 32,450
Executive Vice President;       2000        479,019     565,331         -         $971,250(7)        112,941        31,289
President & Chief               1999        368,403     462,788         -             -0-             58,697        31,509
Operating Officer -
Pharmaceutical
Distribution and Medical
Products

George L. Fotiades              2001       $491,410     $               -             -0-             60,530      $167,167 (8)
Executive Vice President;       2000        446,167      529,095        -          $878,750(7)        67,907        94,289
President & Chief               1999        366,593      187,275        -           999,898           83,421        83,833
Operating Officer -
Pharmaceutical
Technologies and Services

Anthony J. Rucci                2001       $399,616     $               -             -0-             46,532      $128,450 (10)
Executive Vice President &      2000        241,423      240,284        -        $1,022,740(7)        89,511        66,726
Chief Administrative
Officer (9)

Richard J. Miller               2001       $339,231    $                -             -0-             39,723      $ 32,450
Executive Vice President,       2000        289,846      289,323        -          $277,500(7)        54,867        30,930
Chief Financial Officer &       1999        206,389      180,125        -             -0-             32,517        31,510
Principal Accounting
Officer

(1) "-" indicates that the aggregate amount of perquisites and other personal benefits, securities or property in the aggregate did not exceed the lesser of $50,000 or 10% of the total of Salary and Bonus, and the executive had no other compensation reportable under this category.

(2) Aggregate restricted share holdings and values on June 29, 2001 (based upon the closing price of the Common Shares on the New York Stock Exchange on the last trading day of FY01), for the named executive officers are as follows: (i) Mr. Walter - 114,644 shares, $7,910,436;
         (ii) Mr. Millar - 29,812 shares, $2,057,028; (iii) Mr. Fotiades - 50,425 shares, $3,479,325; (iv) Mr. Rucci - 25,620 shares, $1,767,780;
         and (v) Mr. Miller - 8,888 shares, $613,272. Dividends are paid on restricted shares at the same rate as all Common Shares.

(3) All numbers have been adjusted to reflect the 3-for-2 split of the Company's Common Shares in October 1998 and April 2001.

(4) Amounts shown represent Company contributions to the executive's account under the Company's Profit Sharing and Retirement Savings Plan (or applicable subsidiary 401(k) plan) and the Company's Incentive Deferred

         Compensation Plan for FY01 as follows: Messrs. Walter, Millar, Rucci and Miller - $32,450 and Mr. Fotiades - $500.

(5) Includes $127,323 relating to personal use of a Company airplane for the fiscal year ended June 30, 2001 and $51,435 relating to personal use of a Company airplane for the fiscal year ended June 30, 2000.

(6) Includes $181,135 for premiums paid by the Company on a split-dollar life insurance arrangement among the Company, Mr. Walter and a trust for Mr. Walter's family. The Company will recover all such premiums paid by it, plus interest at the rate of 3% per annum, upon the earlier to occur of January 12, 2003, or the death of the survivor of Mr. Walter and his spouse.

(7) Includes restricted shares that vest in under three years from the date of grant as follows: (i) Mr. Walter - 0 shares; (ii) Mr. Millar - 29,137 shares vesting on 2/9/02; (iii) Mr. Fotiades - 26,362 shares vesting on 2/9/02; (iv) Mr. Rucci - 7,425 shares vesting on 11/8/01, 7,650 shares vesting on 11/8/02 and 10,545 shares vesting on 2/9/02; and (v) Mr. Miller - 8,325 shares vesting on 2/9/02.

(8) Includes $166,667 paid to Mr. Fotiades as an incentive fee pursuant to certain provisions contained in the Original Fotiades Agreement (as described and defined below under "Employment Agreements and Other Arrangements").

(9)      Mr. Rucci joined the Company in November 1999.

(10) Includes $96,000 paid to Mr. Rucci in connection with his relocation to the Company's Dublin, Ohio corporate headquarters.


                                             II. OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                           INDIVIDUAL GRANTS

                                            PERCENT OF
                               NUMBER OF       TOTAL                                      POTENTIAL REALIZABLE VALUE
                               SECURITIES     OPTIONS                                       AT ASSUMED ANNUAL RATES
                               UNDERLYING   GRANTED TO                                    OF STOCK PRICE APPRECIATION
                                OPTIONS      EMPLOYEES    EXERCISE                             FOR OPTION TERM (5)
                                GRANTED      IN FISCAL     PRICE       EXPIRATION
    NAME                         (#)(2)      YEAR (3)     ($/SH)(4)       DATE       0%($)         5%($)          10%($)
Robert D. Walter                 272,384       4.37%        $66.08      11/20/10     $0.00      $11,320,073    $28,687,288
James F. Millar                   94,578       1.52%        $66.08      11/20/10     $0.00       $3,930,590     $9,960,887
George L. Fotiades                60,530       0.97%        $66.08      11/20/10     $0.00       $2,515,581     $6,374,976
Anthony J. Rucci                  46,532       0.75%        $66.08      11/20/10     $0.00       $1,933,835     $4,900,717
Richard J. Miller                 39,723       0.64%        $66.08      11/20/10     $0.00       $1,650,858     $4,183,598

(1) All numbers, percentages and exercise prices set forth in this table and related notes have been adjusted to reflect the 3-for-2 split of Company Common Shares in April 2001.

(2) All options granted during the fiscal year to the named executives are nonqualified stock options and are exercisable on and after the third anniversary from the date of grant.

(3) Based on 6,237,731 options granted to all employees during the fiscal year ended June 30, 2001 under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan.

(4)  Market price on date of grant.

(5) These amounts are based on hypothetical appreciation rates of 0%, 5% and 10% and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which increase benefits all of the Company's shareholders.


                            III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FY-END OPTION VALUES
                                                                       NUMBER OF                VALUE OF
                                                                      UNEXERCISED              UNEXERCISED
                                                                        OPTIONS               IN-THE-MONEY
                                                                       AT FY-END                 OPTIONS
                                                                          (#)               AT FY-END ($) (2)
                                       SHARES          VALUE
                                     ACQUIRED ON     REALIZED         EXERCISABLE/            EXERCISABLE/
NAME                                EXERCISE (#)      ($) (1)        UNEXERCISABLE            UNEXERCISABLE
Robert D. Walter                         -0-           $0.00      1,245,231/1,549,634    $57,169,266/$44,469,263
James F. Millar                          -0-           $0.00        243,745/266,216      $12,329,452/$5,867,740
George L. Fotiades                     18,108       $1,259,330      267,014/211,858      $10,464,647/$4,878,299
Anthony J. Rucci                         -0-           $0.00           0/136,043              $0/$3,556,221
Richard J. Miller                        -0-           $0.00         51,992/127,107       $2,310,221/$2,929,221

(1) Value calculated as the difference between the fair market value of the Common Shares on the date of exercise and the option exercise price (split adjusted) before payment of any taxes.

(2) Value calculated as the difference between the fair market value of the Common Shares on June 29, 2001 and the option exercise price (split adjusted).


SHAREHOLDER PERFORMANCE GRAPH


         Set forth below is a line graph comparing the cumulative total return of Common Shares with the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the "Value Line Health Care Index"). The graph assumes, in each case, an initial investment of $100 as of June 30, 1996 based on the market prices at the end of each fiscal year through and including June 30, 2001, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

[GRAPH]

         Fiscal Year                1996        1997       1998       1999       2000      2001
Cardinal Health, Inc.             $100.00     $119.27     $195.57    $200.95   $232.35   $326.22
S&P 500                            100.00      134.61      175.17     215.04    230.60    196.36
Value Line Health Care Index       100.00      144.53      194.51     222.13    261.95    249.58

                                                        Source: Value Line, Inc.


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

         During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Millar (the "Millar Agreement"), which replaced and superceded the employment agreement previously in place between the Company and Mr. Millar. The Millar Agreement provides for an employment term of three years commencing on February 9, 2000. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Millar is eligible, the Millar Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Millar remains employed by the Company through February 9, 2002. The Millar Agreement also provides for a severance payment to Mr. Millar in the event the Company terminates Mr. Millar's employment without Cause (as defined in the Millar Agreement) prior to the end of his full time employment period. Under the Millar Agreement, Mr. Millar has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Millar is obligated to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Fotiades (the "Fotiades Agreement"), which replaced and superceded the employment agreement previously entered into between the Company and Mr. Fotiades at the time the Company acquired R.P. Scherer Corporation ("R.P. Scherer") (such previous agreement, the "Original Fotiades Agreement"). The Fotiades Agreement provides for an employment term of thirty-three months commencing on February 9, 2000. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Fotiades is eligible, the Fotiades Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Fotiades remains employed by the Company through February 9, 2002. The Fotiades Agreement also provides for a severance payment to Mr. Fotiades in the event the Company terminates Mr. Fotiades' employment without Cause or Mr. Fotiades terminates his employment for Good Reason (each as defined in the Fotiades Agreement) prior to the end of his full time employment period. The Original Fotiades Agreement provided and the new Fotiades Agreement provides for a fee of $166,667 to be paid to Mr. Fotiades on or about August 7, 2000 and August 7, 2001. Under the Fotiades Agreement, Mr. Fotiades has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Fotiades is obligated to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Rucci (the "Rucci Agreement"). In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Rucci is eligible, the Rucci Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Rucci remains employed by the Company through February 9, 2002. The Rucci Agreement also provides for a severance payment to Mr. Rucci in the event the Company terminates Mr. Rucci's employment without Cause (as defined in the Rucci Agreement) prior to February 9, 2002. Under the Rucci Agreement, Mr. Rucci has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Rucci is obligated to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Miller (the "Miller Agreement"). In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Miller is eligible, the Miller Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Miller remains employed by the Company through February 9, 2002. The Miller Agreement also provides for a severance payment to Mr. Miller in the event the Company terminates Mr. Miller's employment without Cause (as defined in the Miller Agreement) prior to February 9, 2002. Under the Miller Agreement, Mr. Miller has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Miller is obligated to keep the Company's proprietary information and trade secrets confidential.

         The Company's Stock Incentive Plan, Equity Incentive Plan and Broadly-based Equity Incentive Plan each provides for acceleration of the vesting of stock options and restricted share awards based upon the occurrence of a change of control of the Company. A change of control is defined generally, with certain exclusions, as acquisition by an individual or group of 25% or more of the Common Shares, an involuntary change in the composition of at least a majority of the members of the Board of Directors, or approval by the Company's shareholders (or consummation, depending upon the date of the grant) of a merger, reorganization, consolidation, liquidation, or sale of substantially all of the assets of the Company.

COMPENSATION OF DIRECTORS

         During the fiscal year ended June 30, 2001, the Company's non-employee Directors ("Outside Directors") were each paid $10,000 per fiscal quarter
(the "Director Service Fee"). An Outside Director serving as chairperson of a Board committee receives $1,000 per quarter for such service (the "Committee Chairperson Fee"). Other than the chairperson, Outside Directors receive no additional compensation for service on Board committees. Outside Directors may elect to defer payment of their Director Service Fee and Committee Chairperson Fee into the Company's Directors Deferred Compensation Plan, one of the investment alternatives for which is a Company Common Shares Fund. The Company also reimburses Outside Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Employee Directors do not receive additional compensation in their capacity as Directors.

         Outside Directors receive an annual option grant to purchase Common Shares having an aggregate exercise price for such Common Shares of $250,000. Each Outside Director also receives, upon first appointment or election to the Board, an option grant to purchase Common Shares having an aggregate exercise price for such Common Shares of $250,000. The exercise price per share of these options is the fair market value of a Common Share on the date of grant. The actual value of the options will be the difference between the market value of the underlying Common Shares on the exercise date and the exercise price. In determining the value of the Outside Director options and, thus, the total compensation to Outside Directors, the Board of Directors made certain assumptions about the future increase in the market value of the Company's Common Shares over the term of the options. The options are granted pursuant to the Company's Equity Incentive Plan and Outside Directors Equity Incentive Plan. All grants to Outside Directors generally vest immediately, are exercisable for ten years from the date of grant, and are subject to adjustment for subsequent stock dividends, splits, and other changes in the Company's capital structure. Options granted to Outside Directors are treated as nonqualified options under the Internal Revenue Code. On November 1, 2000, Messrs. Bing, Conrades, Finn, Gerbig, Havens, Losh, McCoy, Notebaert, O'Halleran, Whitmire and Mrs. Herzlinger each were granted options to purchase 3,200 Common Shares in accordance with the provisions of the Equity Incentive Plan and the Outside Directors Equity Incentive Plan.



                             AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference in such filing.

         The Audit Committee currently consists of six members of the Company's Board of Directors, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. In May 2000, the Board adopted an amended and restated charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement. The charter specifies the scope of the Audit Committee's responsibilities and how it carries out those responsibilities.

         The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2001 (the "June 30, 2001 Audited Financial Statements") with Company management and with Arthur Andersen LLP ("Arthur Andersen"), the Company's independent auditors. The Audit Committee also has discussed with Arthur Andersen the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Arthur Andersen the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Arthur Andersen its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Arthur Andersen.

         Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the June 30, 2001 Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

August 7, 2001                                       John F. Finn, Chairman
                                                     Dave Bing
                                                     George H. Conrades
                                                     Robert L. Gerbig
                                                     Regina E. Herzlinger
                                                     Michael D. O'Halleran

PROPOSAL 1 - ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY AT THE ANNUAL MEETING

         The Company's Board of Directors has nominated each of William E. Bindley, George H. Conrades, Robert L. Gerbig, Richard C. Notebaert and Melburn
G. Whitmire to serve as a Director of the Company for a term of three years and until his successor is duly elected and qualified. Each of Messrs. Bindley, Conrades, Gerbig, Notebaert and Whitmire currently serves as a Director of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THESE NOMINEES TO SERVE AS MORE FULLY DESCRIBED UNDER "ELECTION OF DIRECTORS" IN THIS PROXY STATEMENT.

PROPOSAL 2 - AMENDMENT OF THE COMPANY'S CODE OF REGULATIONS

         The Board of Directors has approved certain amendments to the Company's Code of Regulations relating primarily to the notice of shareholder meetings and directors meetings. The text of the Code of Regulations as amended, is attached to this Proxy Statement as Appendix B.

         Sections 1.4 and 2.13 of the Company's Code of Regulations presently provide that all shareholder meeting and directors meeting notices must be a written or printed notice personally delivered or mailed in a postage-prepaid envelope. The amendment proposed by the Board of Directors will allow the Company to deliver notices of such meetings in any manner now, or in the future, permitted under Ohio law, which may include electronic delivery. The Board of Directors believes that these amendments are advisable in order to provide it with additional flexibility in the calling of board meetings and to permit the Company to be in the position to deliver notices of shareholder meetings electronically as and when state law allows.

         Under Ohio law and the Company's Code of Regulations, the affirmative vote of a majority of the holders of the Company's outstanding Common Shares is required for the approval of this proposal to amend Sections 1.4 and 2.13 of the Code of Regulations. Broker non-votes and abstentions will have the same effect as votes against the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


PROPOSAL 3 - PROPOSAL FROM SHAREHOLDERS TO PHASE OUT PVC USE IN MANUFACTURE OF MEDICAL SUPPLIES

         The Company has received a proposal from certain shareholders (the "Shareholder Proposal") which is required to be included in this Proxy Statement. The Company is advised that the proposal will be presented for action at the Annual Meeting. The proposed resolution and statements made in support of it are presented below. The names and addresses of, as well as the number of Common Shares held by, the shareholders submitting the proposal will be furnished by the Company to any person requesting such information. THE BOARD OF DIRECTORS DOES NOT AGREE WITH THE SHAREHOLDER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST IT.

         The Shareholder Proposal, which contains a number of allegations with which the Company takes issue, reads as follows:

         "WHEREAS:

         Polyvinyl chloride (PVC) plastic, the primary component in 25 percent of all plastic medical products, including IV and blood bags, respiratory care products, dialysis tubing, enteral feeding tubes, surgical gloves and sterile packaging, creates dioxin during the PVC production process;

         PVC also produces dioxin when burned in a medical or solid waste incinerator;

         Dioxin is a known human carcinogen and has been linked to a host of other human health effects, including endocrine (hormone system) disruption, reproductive abnormalities, altered glucose tolerance, testicular atrophy, neurological problems, infertility and other effects in both animals and humans;

         The EPA has determined that the U.S. population already has dioxin levels in their bodies at or near the levels which have caused adverse effects in laboratory animals;

         Large quantities of chemicals called "phthalates" are used to manufacture flexible PVC medical products; as a result, a significant percentage of any flexible PVC product may be comprised of di-ethylhexyl-phthalate (DEHP), a plasticizer that is a reproductive and developmental toxicant;

         DEHP has been found to leach out of medical devices and into the fluids they are carrying, thus putting at risk of DEHP exposure vulnerable populations, such as premature infants, pregnant women, and dialysis patients;

         The National Toxicology Program recently reviewed the reproductive toxicity of DEHP and expressed "serious concern" for the possibility of adverse effects on the developing reproductive tract of male infants exposed to high levels of DEHP that could be associated with intensive medical procedures. They also expressed concern about exposure of pregnant women to DEHP, and concern about exposure to DEHP by infants and toddlers;

         All patients deserve to receive medical treatment using products and technology which present the least risk to their health;

         Many non-PVC medical devices (e.g., IV bags, gloves, plasma collection bags, containers) are available, and others (e.g., tubing, film for collection bags, blood bags) are under development.

         THEREFORE, BE IT RESOLVED that the shareholders request the Board of Directors of Cardinal Health, Inc. to adopt a policy of phasing out the manufacture and distribution of PVC-containing or phthalate-containing medical supplies by its Allegiance subsidiary where safe alternatives are available."

         The shareholders submitting the Shareholder Proposal have provided the following statement which contains a number of allegations with which the Company does not agree:

         "Establishing as a priority the manufacture of blood bags and tubing made from resins that do not contain phthalate plasticizers would provide safer patient care in the applications which currently expose patients to the greatest health risks. Mechanisms which could be utilized to implement this policy might include: maintaining an inventory of products which contain PVC or DEHP, investigation and tracking of the availability of alternatives, establishing policies for environmentally preferable manufacturing, and requesting suppliers and purchasers to aid in the development of alternatives.

         By adopting these mechanisms, Cardinal Health, Inc. will demonstrate their interest in the next generation of products with superior quality, and thereby encourage the development and marketing of additional alternative products.

         As a manufacturer and distributor of PVC medical devices in health care, Cardinal Health, Inc. would, by adopting these policies, demonstrate a continuing commitment to risk-reduction and safe products."


BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

         The Company's Board of Directors opposes the Shareholder Proposal and recommends that shareholders vote AGAINST the proposal.

         This proposal was submitted at the 2000 Annual Meeting and was overwhelmingly rejected by the shareholders. Over 96% of the votes cast voted against this proposal. The Board of Directors has again considered this proposal and continues to believe that its adoption is unnecessary and would not be in the best interests of the Company or its shareholders.

         As a supplier of medical products and health-care services and a company whose mission is to improve lives, the Company is committed to the safety of its products and to environmental stewardship. To assure safe products, the Company stays abreast of developments regarding materials used in its products and relies on scientific data generated by government agencies and other credible sources to determine the safety of these materials. PVC has been used safely in a variety of medical products for more than 25 years and during that time it has been widely studied. Numerous scientific studies by organizations such as the World Health Organization, the U.S. Environmental Protection Agency, and the U.S. Office of Science and Technology of the Center for Devices and Radiological Health demonstrate that PVC- and DEHP-containing medical products are safe. The Company is guided by and follows applicable FDA regulations concerning the medical products which it manufactures. The Company believes that the FDA is the proper agency to determine the safety of such products and is committed to the integrity of that process. The Company uses PVC for medical products because it is compatible with the medications used with it and its flexibility, clarity and sterilizability make it easy to use and cost effective in a health care setting.

FOR THESE REASONS, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.


VOTE REQUIRED

         Approval of the Shareholder Proposal requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal.


                          FUTURE SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal for the Company's 2002 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than May 17, 2002. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

         In addition, if a shareholder intends to present a proposal at the Company's 2002 Annual Meeting of Shareholders without the inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Company on or before July 31, 2002, proxies solicited by the Board of Directors for the 2002 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.


                        SELECTION OF INDEPENDENT AUDITORS

         The Company provided the following three paragraphs of disclosure in its Proxy Statement delivered to shareholders in connection with its annual meetings of shareholders held in November 1999 and 2000. The Company is required to include this language again in this Proxy Statement:

         The Company and R.P. Scherer completed a merger on August 7, 1998. The Company and Allegiance Corporation ("Allegiance") completed a merger on February 3, 1999. The Company has historically engaged Deloitte & Touche LLP ("D&T") as its certifying accountant while R.P. Scherer has historically engaged Arthur Andersen LLP ("AA") and Allegiance has historically engaged PricewaterhouseCoopers LLP ("PWC") as their certifying accountants. For the Company's fiscal year ended June 30, 1999, these certifying accountant relationships were left intact, with D&T serving as the principal certifying accountant, with reference in its audit opinion to work performed on R.P. Scherer by AA and on Allegiance by PWC. This was done to provide management with sufficient time to conduct a diligent process to select one firm as the certifying accountant for the merged entity. Selection of AA as the certifying accountant was recommended to and approved by the Company's Audit Committee on August 30, 1999.

         The reports of D&T on the financial statements of the Company and PWC on the financial statements of Allegiance for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with their audits for the past two fiscal years and through August 30, 1999, there have been no disagreements with D&T or PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of D&T or PWC would have caused them to make reference thereto in their reports on the financial statements for such years. In addition, there were no reportable events (as defined in SEC Regulation S-K, Item 304(a)(1)(v)) during the two most recent fiscal years and through August 30, 1999.

         The Company requested that D&T and PWC each furnish it with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of D&T's letter, dated September 2, 1999, is filed as Exhibit
16.01 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999. A copy of PWC's letter, dated September 1, 1999, is filed as Exhibit
16.02 to that Form 10-K.

         For the fiscal year ended June 30, 2001, the Company retained its principal auditor, Arthur Andersen. Fees for services rendered by Arthur Andersen for FY01 equaled approximately $11,443,000. This amount is divided into the following three categories:

AUDIT FEES

         Arthur Andersen billed the Company $2,795,000 for professional services rendered in connection with the audit of the Company's financial statements for the fiscal year ended June 30, 2001. Such services included reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during that fiscal year, statutory audits of various international subsidiaries and fees for accounting research.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         Arthur Andersen billed the Company an aggregate of $811,000 in fees for professional services rendered to the Company and its subsidiaries for the fiscal year ended June 30, 2001 in connection with the design and implementation of financial information systems.

ALL OTHER FEES

Arthur Andersen billed the Company an aggregate of $7,837,000 in fees for other services rendered to the Company and its subsidiaries for the fiscal year ended June 30, 2001, primarily related to the following:

-    acquisitions and divestitures
-    tax compliance and consulting
-    business systems consulting
-    benefit plan audits

     Representatives of Arthur Andersen, which served as the Company's certifying accountant for FY01 and which the Board has appointed as the certifying accountant for the fiscal year ending June 30, 2002, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Arthur Andersen will have the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.


                                  OTHER MATTERS

         This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph, or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $8,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         If the enclosed proxy is executed and returned, or a proxy is voted by telephone or internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. In the absence of any such specification, such proxies will be voted FOR adoption of the amendments to the Company's Code of Regulations (Item 2) and AGAINST approval of the shareholder proposal (Item 3). With respect to the election of Directors, proxies returned without specifications made by the shareholder will be voted to elect five Directors as set forth under "Election of Directors" above.

         The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or internet.

         If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

         By Order of the Board of Directors.





September 14, 2001                              PAUL S. WILLIAMS, Secretary

                                                               PRELIMINARY DRAFT

                                                                      APPENDIX A

                              CARDINAL HEALTH, INC.
                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors of Cardinal Health, Inc. (the "Company") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established; and the Company's auditing, accounting and financial processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

          - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

          - Review and appraise the audit efforts of the Company's independent accountants and Corporate Auditing Department.

          - Provide an open avenue of communication among the independent accountants, financial and senior management, the Corporate Auditing Department, and the Board of Directors.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.


II.      COMPOSITION

The Committee has been created by the Board of Directors pursuant to the authority of Section 1701.63, Ohio Revised Code, and Article 2, Section 2.18 of the Company's Code of Regulations.

The Committee shall serve at the pleasure of the Board of Directors and shall be subject to the control and direction of the Board of Directors.

The Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgement as a member of the Committee. The definition of independence of Committee members shall be consistent with rules promulgated by the New York Stock Exchange. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise, as specified by the Board of Directors.

The members of the Committee shall be elected by the Board of Directors and serve until their successors shall be duly elected and qualified. Unless a Chair is appointed by the Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.     MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the Vice President Corporate Auditing Department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.


IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review
------------------------

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review summaries of reports to management prepared by the Corporate Auditing Department and management's response.

4. Review with financial management of the Company any public announcement of financial results and SEC Form 10-Q prior to its filing or public release. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants
-----------------------

5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence. The Committee shall be responsible for ensuring its receipt from the independent accountants of a formal written statement delineating all relationships between the independent accountants and the company, consistent with Independence Standards Board Standard 1. The Audit Committee is also responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact their objectivity and independence and for taking, or recommending that the full board take, appropriate action to ensure such independence.

6. Review the performance of the independent accountants in recognition that the independent accountants are ultimately accountable to the Board of Directors and the Audit Committee as representatives of shareholders, and that as such, they have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent accountants.

7. Periodically consult with the independent accountants without the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

Financial Reporting Process
---------------------------

8. In consultation with the independent accountants and the corporate auditors, review the integrity of the organization's financial reporting process, both internal and external.

9. Consider the independent accountants' judgements about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the Corporate Auditing Department.

Process Improvement
-------------------

11. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the corporate auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

12. Following completion of the annual audit, review separately with each of management, the independent accountants and the Corporate Auditing Department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

13. Review any significant disagreement among management and the independent accountants or the Corporate Auditing Department in connection with the preparation of the financial statements.

14. Review with the independent accountants, the Corporate Auditing Department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

Ethical and Legal Compliance
----------------------------

15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this code.

16. Review management's monitoring of the Company's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

17. Review activities, organizational structure, and qualifications of the Corporate Audit Department.

18. Review, with the Company's internal counsel, legal compliance matters including corporate securities trading policies.

19. Review, with the Company's internal counsel, any legal matter that could have a significant impact on the Company's financial statements.

20. Perform any other activities consistent with the Charter, the Company's By-laws and governing law, as the Committee of the Board deems necessary or appropriate.

                                                                      APPENDIX B

                          RESTATED CODE OF REGULATIONS

                               PROPOSED AMENDMENTS


                        PROPOSED REVISIONS TO SECTION 1.4
                         NOTICE OF SHAREHOLDERS MEETINGS

MARKED TO SHOW PROPOSED REVISIONS                                  PROPOSED REVISED LANGUAGE
A notice of each annual or special meeting of shareholders         A notice of each annual or special meeting of shareholders shall
shall be given to shareholders in accordance with and to the       be given to shareholders in accordance with and to the extent
extent required by applicable law [Every shareholder shall         required by applicable law by the chairman, president or
furnish the secretary of the Company with an address at which      secretary, or, in case of their refusal or failure to do so, by
notice of meetings and all other corporate notices may be          the person or persons entitled to call such meeting. Except when
served on or mailed to him. Except as otherwise expressly          expressly required by law, no publication of any notice of a
required by law, notice of each shareholders' meeting, whether     shareholders meeting shall be required. If shares are
annual or special, shall, not more than 60 days and at least       transferred after notice has been given, notice need not be
7 days before the date specified for the meeting, be given]        given to the transferee. A record date may be fixed for
by the chairman, president[,] or secretary, or, in case of their   determining the shareholders entitled to notice of any meeting
refusal or failure to do so, by the person or persons entitled     of shareholders, in accordance with the provisions of sec.1.13.
to call such meeting [, to each shareholder entitled to notice     Only the business provided for in such notice shall be
of the meeting, by delivering a written or printed notice          considered at the meeting. Notice of the adjournment of a
personally or by mailing the notice in a postage-prepaid           meeting need not be given if the time and place to which it is
envelope addressed to him or her at his or her address             adjourned are fixed and announced at the meeting.
furnished by him or her as above provided, or, if he or she
shall not have furnished such address, at his or her post
office address last known to the sender].  Except when expressly required by law, no publication of any notice of a shareholders meeting shall be required. If shares are transferred after
notice has been given, notice need not be given to the transferee.
A record date may be fixed for determining the shareholders
entitled to notice of any meeting of shareholders, in accordance with the provisions of sec.1.13. [Every notice of a shareholders'
meeting besides stating the time and place of the meeting,
shall state briefly the purposes of the meeting as may be
specified by the person or persons requesting or calling the meeting.] Only the business provided for in such notice shall be considered at the meeting. Notice of the adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at the meeting.

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enclosed in brackets "[" and "]" in the electronic format.



                        PROPOSED REVISIONS TO SECTION 2.13
                          NOTICE OF DIRECTORS MEETINGS

MARKED TO SHOW PROPOSED REVISIONS                                  PROPOSED REVISED LANGUAGE

[Every director shall furnish the secretary of the Company          Unless waived before, at or after the meeting as hereinafter
with an address at which notices of meetings and all other          provided, notice of each board of directors meeting shall be
corporate notices may be served on or mailed to him or her.]        given to each director in accordance with and to the extent
Unless waived before, at [,] or after the meeting as hereinafter    required by applicable law by the chairman, the president, the
provided, notice of each board of directors meeting shall be        secretary, an assistant secretary, or the persons calling such
given to each director in accordance with and to the extent         meeting in any of the following ways:
required by applicable law by the chairman, the president,
the secretary, an assistant secretary, or the persons               (a) By orally informing him of the meeting in person or by
calling such meeting [, to each director] in any of the             telephone not later than twelve hours before the date and time
following ways:                                                     of the meeting.

(a) By orally informing him of the meeting in person or by          (b) By delivering notice in writing, electronically or by other
telephone not later than twelve hours before the date and           legally sufficient means not later than one day before the date
time of the meeting.                                                of the meeting.

(b) By delivering [written notice to him] notice in writing,        (c) By mail, telegram or cablegram at least two days before the
electronically or by other legally sufficient means not             meeting addressed to him at the address furnished by him to the
later than one day before the date of the meeting.                  secretary of the Company, or to such other address as the person sending the notice shall know to be correct.
(c) By [mailing written notice to him, or by sending
notice to him by telegram, cablegram, or radiogram,                 Unless otherwise required by the articles of incorporation, this
postage or other costs prepaid,] mail, telegram or                  code of regulations, or the laws of the State of Ohio, the
cablegram at least two days before the meeting                      notice of any meeting need not specify the purposes of the
addressed to him at the address furnished by him to the             meeting. Notice of any meeting of the board may be waived by any
secretary of the Company, or to such other address as               director, either before, at, or after the meeting, in writing or
the person sending the notice shall know to be correct.             by any other legally sufficient means.
[Such notice shall be posted or dispatched a sufficient
length of time before the meeting so that in the
ordinary course of the mail or the transmission of
telegrams, cablegrams, or radiograms, delivery would
normally be made to him not later than two days before
the date of the meeting.]

Unless otherwise required by the articles of incorporation, this code of regulations, or the laws of the State of Ohio, the notice of any meeting need not specify the purposes of the meeting. Notice of any meeting of the board may be waived by any director, either before, at, or after the meeting, in writing [, or by telegram, cablegram, or radiogram] or by any other legally sufficient means.

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enclosed in brackets "[" and "]" in the electronic format.

PROXY - CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OHIO  43017

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brendan A. Ford, Anthony J. Rucci and Paul S. Williams, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 10, 2001, at the annual meeting of shareholders to be held on November 7, 2001, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

1. [ ] FOR all nominees listed (except as marked to the contrary) or [ ] WITHHOLD AUTHORITY (to vote for all nominees listed): THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

            WILLIAM E. BINDLEY, GEORGE H. CONRADES, ROBERT L. GERBIG,
                  RICHARD C. NOTEBAERT AND MELBURN G. WHITMIRE

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN - Proposal to amend the Company's Code of Regulations relating to delivery of notice, as permitted under Ohio law, of shareholders and directors meetings. THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN - Proposal from shareholders to phase out PVC use in the manufacture of medical supplies. THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED IN ITEM 1 ABOVE, FOR PROPOSAL 2, AGAINST PROPOSAL 3, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

[PERFORATION]

                                                                [CONTROL NUMBER]

[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]

                    CARDINAL HEALTH, INC.
Dear Shareholder:

We encourage you to take advantage of two modern and convenient ways by which you can vote your shares. You may vote your shares electronically by touch-tone telephone or via the Internet, which eliminates the need to return your proxy card.

VOTE BY TELEPHONE: To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 1-877-PRX-VOTE, 24 hours a day, 7 days a week. Insert the Control Number printed in the box above, just below the perforation. Follow the simple recorded instructions. You will incur no costs for such call as this is a toll-free number.

VOTE BY INTERNET: To vote via the Internet, go to web site
WWW.EPROXYVOTE.COM/CAH. Type in the Control Number which is printed in the box on this proxy card, just below the perforation, then follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

The Internet and telephone voting facilities will be available until 11:59 p.m.
(EST) on November 6, 2001, the day before Cardinal's Annual Meeting.

   PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE
      INTERNET, AS THE PROXY CARD WILL REVOKE ANY PREVIOUSLY PROVIDED VOTE

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

                             Dated                                       , 2001
                                   -------------------------------------

                                   --------------------------------------------

                                   --------------------------------------------

                                   --------------------------------------------
                                        Signature(s) of Shareholder(s)

                                    Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.

[PERFORATION]

[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]




[CARDINAL HEALTH LOGO]






      ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

            PARTICIPANTS HOLDING SHARES THROUGH ANY OF THE COMPANY'S
              EMPLOYEE BENEFIT PLANS ARE URGED TO VOTE THEIR SHARES

               NO LATER THAN FRIDAY, NOVEMBER 2, 2001, IN ORDER TO ENSURE COMPLETE VOTING BY THE APPLICABLE PLAN ADMINISTRATOR.

                PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING
                      YOUR PROXY BY TELEPHONE OR INTERNET.


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